Exhibit 11


            NATIONAL CITY BANCORPORATION AND SUBSIDIARIES EXHIBIT 11

COMPUTATION OF BASIC EARNINGS PER SHARE (IN THOUSANDS EXCEPT PER SHARE DATA) YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
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                                                    2000        1999        1998

Net earnings applicable to common stock          $18,013     $16,627     $15,664

Weighted average common shares outstanding     8,530,722   8,766,727   8,855,348

Basic earnings per share                           $2.11       $1.90       $1.77